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                                                            Exhibit 12


                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)
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                                                             Nine months ended
                                                             September 30, 1995
                                                             ------------------
Income before provision for income taxes...................      $  2,387.7
Equity in income of less than majority-owned subsidiaries..           (90.3)
Dividends from less than majority-owned subsidiaries.......            81.3
Interest expense, including interest on capital lease
 obligations...............................................           433.1
Portion of rent expense representative of the interest
 factor....................................................            69.5
                                                                 ----------
Income, as adjusted........................................      $  2,881.3
                                                                 ==========

Fixed charges:
Interest expense, including interest on capital lease
 obligations...............................................      $    433.1
Portion of rent expense representative of the interest
 factor....................................................            69.5
Capitalized interest.......................................            46.9
Preferred stock dividend requirement.......................             7.3
                                                                 ----------

Fixed charges..............................................      $    556.8
                                                                 ==========

Ratio of Earnings to Fixed Charges.........................            5.17
                                                                 ==========

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